Exhibit 2

AGREEMENT AND PLAN OF MERGER
among
DIGI INTERNATIONAL INC.,
OCEAN ACQUISITION SUB INC.
MAXSTREAM, INC.
and
THE SHAREHOLDERS OF MAXSTREAM, INC.
Dated as of July 27, 2006

i

Exhibits

Form of Escrow Agreement	A
Required Consents	B
Form of Legal Opinion of Fabian & Clendenin	C
Form of Preferred Shareholder Waiver	D
Form of Legal Opinion of Faegre & Benson LLP	E
Form of Tax Reorganization Opinion	F

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of July 27, 2006 (this “Agreement”), is among Digi International Inc., a Delaware corporation (“Buyer”), Ocean Acquisition Sub Inc., a Delaware corporation formed and wholly owned by Buyer (“Buyer Subsidiary”), MaxStream, Inc., a Utah corporation (the “Company” and, together with Buyer Subsidiary, sometimes hereinafter referred to as the “Constituent Corporations”), and each of the shareholders of the Company set forth on the signature pages hereto (the “Company Shareholders”). Certain terms used in this Agreement have the meanings given thereto in Section 10.8 hereof.
     WHEREAS, the respective Boards of Directors of the Company, Buyer and Buyer Subsidiary have determined that it is advisable and in the best interests of their respective shareholders to consummate, and have approved, the merger of the Company with and into the Buyer Subsidiary (the “Merger”) and the other transactions contemplated by this Agreement;
     WHEREAS, the board of directors of the Company and all the Company Shareholders have unanimously approved the Merger and the execution of this Agreement;
     WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code; and
     WHEREAS, the Company, the Company Shareholders, Buyer and Buyer Subsidiary desire to make certain representations, warranties and agreements in connection with, and to prescribe various conditions to, the Merger.
     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I—THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (defined in Section 1.3), the Company shall be merged with and into the Buyer Subsidiary in accordance with the laws of the States of Delaware and Utah. The Buyer Subsidiary shall be the surviving corporation in the Merger. Throughout this Agreement, the term “Surviving Corporation” shall refer to the Buyer Subsidiary in its capacity as the surviving corporation in the Merger. The effects and the consequences of the Merger shall be as set forth in Section 1.4.
     Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time), on July 27, 2006, or at such other time as is agreed to in writing by the parties (the date of the Closing is referred to as the “Closing Date”). The Closing shall take place at the offices of Faegre & Benson LLP, 90 South Seventh Street, Minneapolis, Minnesota 55402, or at such other location as is agreed to in writing by the parties.
     Section 1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, an appropriate officer of each of the Constituent Corporations shall execute and acknowledge a (i) a duly prepared certificate of merger, which shall be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and (ii) duly prepared articles of merger, which shall be filed with the Secretary of State of the State of Utah (the “Articles of Merger” and, together with the Certificate of Merger, the “Certificates of Merger”). The Merger shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of the State of Utah in accordance with Section 252 of the Delaware General Corporation Law (the “DGCL”) and Section 16-10(a)-1107 of the Utah Revised Business Corporation Act (the “UBCA”) or at such time thereafter as is agreed by the parties and provided in the Certificates of Merger (the date and time the Merger becomes effective is referred to as the “Effective Time”).
     Section 1.4 Effects of the Merger. At the Effective Time:
     (a) The Company shall be merged with and into the Buyer Subsidiary, the separate corporate existence of the Company shall cease, and the Buyer Subsidiary shall be the Surviving Corporation;
     (b) the Certificate of Incorporation and the Bylaws of the Buyer Subsidiary as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to “MaxStream Inc.”; and
     (c) the Merger shall have all the effects prescribed in the DGCL and the UBCA.
     Section 1.5 Directors and Officers. As of the Effective Time, all of the directors of Buyer Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Buyer Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of the resignation or removal of such person or until his or her successor is duly elected or appointed and qualified, as the case may be.
     Section 1.6 Obligations of the Surviving Corporation. As of the Effective Time, the Surviving Corporation hereby appoints the registered agent of the Surviving Corporation on record with the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah as its agent for service of process in any action for the enforcement of any such obligation, including taxes, in the same manner as provided in the UBCA.

ARTICLE II—CONVERSION OF SECURITIES AND CERTAIN PAYMENTS
     Section 2.1 Merger Consideration; Conversion of Company Shares in Merger. The manner of converting shares of the Company and the Buyer Subsidiary in the Merger shall be as follows:
     (a) At the Effective Time, the 4,250,000 shares of Preferred Stock, no par value, of the Company issued and outstanding as of immediately prior to the Effective Time (the “Preferred Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted in the aggregate into the right to receive: (A) $750,000 plus (B) a number of shares of common stock, par value $.01 per share, of Buyer (the “Buyer Shares”) equal to $750,000 divided by the average per-share closing price of Buyer Shares on the Nasdaq National Market System for the ten trading days ending on the third trading day before the date hereof (the “Buyer’s Average Price”) (the holder of Preferred Stock shall receive cash in lieu of any fractional Buyer Share calculated by multiplying the fractional share by Buyer’s Average Price). The aggregate consideration paid pursuant to this Section 2.1(a) is the “Liquidation Preference”.
     (b) At the Effective Time, after payment of the Liquidation Preference, each share of Preferred Stock, together with each share of common stock, no par value, of the Company (the “Common Stock” and, together with the Preferred Stock, the “Company Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive:
     (i) Initial cash consideration equal to (the “Per Share Initial Cash Consideration”): (A) $18.5 million, minus the cash portion of the Option Consideration (as that term is defined in Section 2.3 below) and minus the Cash Escrow Amount divided by (B) the Company Shares; and
     (ii) A number of shares of common stock, par value $.01 per share, of Buyer equal to: (A) $18.5 million, minus (B) the value of the Stock Escrow Amount and the value of the stock portion of the Option Consideration, divided by (C) the product of the number of Company Shares outstanding at the Effective Time and the Buyer’s Average Price (such amount being referred to herein as the “Per Share Initial Stock Consideration”) (Company Shareholders shall receive cash in lieu of any fractional Buyer Share calculated by multiplying the fractional share by Buyer’s Average Price); and
     (iii) the contingent right to receive the pro rata portion (based on the number of Company Shares outstanding at the Effective Time) of distributions, if any, from the Escrow Fund.
     (c) At the Effective Time, all issued and outstanding Company Shares to be converted pursuant to this Section 2.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 2.3, Merger Consideration as contemplated by Section 2.4. At the Effective Time, each share of common stock of Buyer Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation and shall not be converted into any other securities or cash in the Merger. The certificates for such shares shall not be surrendered or in any way modified by reason of the Merger. No stock of Buyer Subsidiary will be issued in the Merger.
     Section 2.2 Working Capital Adjustment.
     (a) Following the Closing, the Merger Consideration shall be adjusted as provided in this Section 2.2 to reflect the shortfall or excess, if any, between Closing Working Capital and Working Capital Target.
     (b) Within 55 days following the Closing Date, Buyer shall deliver to the Shareholders’ Representative a statement setting forth Closing Working Capital (the “Closing Working Capital Statement”).
     (c) The Closing Working Capital Statement shall become final and binding upon the parties hereto on the 30th day following receipt thereof by the Shareholders’ Representative unless the Shareholders’ Representative gives a written notice to Buyer indicating their disagreement with the proposed Closing Working Capital Statement and setting forth in reasonable detail, the basis for such disagreement (a “Notice of Disagreement”) to Buyer before that date. If a valid Notice of Disagreement is received by Buyer in a timely manner, then the Closing Working Capital Statement (as finally determined in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date Buyer and the Shareholders’ Representative resolve in writing any differences they have with respect to all matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Arbitrator.
     (d) During the 30-day period following the delivery of a Notice of Disagreement, Buyer and the Shareholders’ Representative shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30-day period, Buyer and the Shareholders’ Representative have not reached agreement on all such matters, then the matters that remain in dispute shall be promptly submitted to Ernst & Young LLP or such other firm of certified public accountants mutually agreeable to Buyer and the Shareholders’ Representative (the “Arbitrator”) for review and resolution. The procedures for the arbitration shall be determined by the Arbitrator. The parties shall use commercially reasonable efforts to cause the Arbitrator to render a decision resolving the matters in dispute within 30 days following completion of the submissions to the Arbitrator.

     (e) Buyer and the Shareholders’ Representative shall each pay or cause to be paid one half of the fees and expenses of the Arbitrator. Each party shall pay its own expenses incurred with respect to any submission to the Arbitrator.
     (f) Buyer shall give the Shareholders’ Representative (and his or its accountants, attorneys, and authorized representatives) full access at all reasonable times to the properties, books, records, and personnel of Company Shareholders for purposes of preparing, reviewing, and resolving any disputes relating to the Closing Working Capital Statement, but only if the Shareholders’ Representative enters into a customary confidentiality agreement with respect thereto.
     (g) If Closing Working Capital exceeds Working Capital Target, then Buyer shall, within two Business Days of the determination thereof, by wire transfer of immediately available funds, pay ratably to Company Shareholders, based upon their holdings of Company Shares immediately before the Effective Time, an amount equal to the difference between Closing Working Capital and Working Capital Target paid equally in cash and Buyer Shares (valued based on the Buyer’s Average Price).
     (h) If the Working Capital Target exceeds Closing Working Capital, then the Shareholder’s Representative shall instruct the Escrow Agent to pay the Buyer, within two Business Days of the determination thereof, by wire transfer of immediately available funds, an amount equal to the difference between Working Capital Target and Closing Working Capital paid equally in cash and Buyer Shares (valued based on the Buyer’s Average Price).
     (i) “Working Capital” means Current Assets minus Current Liabilities, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the audited Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
     (j) “Current Assets” means the cash and cash equivalents and other current assets of the Company (excluding cash received from and after June 30, 2006 from the exercise of any Company Option), determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the audited Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
     (k) “Current Liabilities” means the current liabilities of the Company (including all expenses incurred by the Company in connection with transactions contemplated by this Agreement), determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the audited Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
     (l) “Closing Working Capital” means Working Capital as of the close of business on the Closing Date.
     (m) “Working Capital Target” means $3.8 million, provided that the Current Assets include at least $2.8 million in the aggregate of cash and cash equivalents. If the Current Assets include less than $2.8 million in the aggregate of cash and cash equivalents, then the Working Capital Target shall be increased by the difference between (i) $2.8 million and (ii) the aggregate amount of cash and cash equivalents included in the Current Assets.
     Section 2.3 Stock Options. As no outstanding option to purchase a Company Share (each, a “Company Option”) will be assumed by Buyer or Buyer Subsidiary and no substitute options to purchase capital stock of Buyer or Buyer Subsidiary will be granted in connection with the Merger, each vested or unvested Company Option shall expire at the Effective Time pursuant to the terms of the Company’s 2001 Stock Option Plan, as amended, and become the right to receive (i) an amount in cash, rounded to the nearest whole cent, equal to (A) $18.5 million plus one-half of the aggregate exercise prices payable upon exercise of the Company Options divided by the number of Company Shares and Option Shares (“Fully Diluted Shares”) outstanding at the Effective Time, minus (B) the per share exercise price of such Company Option, minus (C) the amount of any applicable withholding tax obligations, plus (ii) a number of Buyer Shares equal to: (A) $18.5 million plus one-half of the aggregate exercise prices payable upon exercise of the Company Options divided by (B) the Fully Diluted Shares outstanding at the Effective Time, minus (C) the per share exercise price of such Company Options divided by the Buyer’s Average Price. Holders of Company Options shall receive cash in lieu of any fractional Buyer Share calculated by multiplying the fractional share by Buyer’s Average Price. The aggregate amount of consideration payable in cash and Buyer Shares to the holders of Company Options pursuant to this Section 2.3 is referred to in this Agreement as the “Option Consideration.”
     Section 2.4 Payment for Company Shares and Options in the Merger.
     (a) At the Effective Time, Buyer shall deliver by wire transfer of immediately available funds (i) $1.925 million in cash (the “Cash Escrow Amount”) and (ii) a number of Buyer Shares, registered in the name of the Escrow Agent, equal to $1.925 million divided by the Buyer’s Average Price (rounded to the nearest whole share) (the “Stock Escrow Amount” and collectively with the “Stock Escrow Amount,” the “Escrow Amount”) to Wells Fargo Bank, National Association (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form of Exhibit A (the “Escrow Agreement”); and
     (b) At the Effective Time, Buyer shall deliver to each holder of certificates that immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”):
     (i) the Per Share Initial Cash Consideration;

     (ii) the Per Share Initial Stock Consideration (rounded down to the nearest whole share); and
     (iii) cash based on the Buyer’s Average Price for any fractional share rounded pursuant to Section 2.4(b)(ii).
     (c) At the Effective Time, Buyer shall deliver the Liquidation Preference to the sole holder of the certificates that immediately prior to the Effective Time represented outstanding shares of Preferred Stock (in addition to the amounts provided for in Section 2.4(b)).
     (d) At the Effective Time, Buyer shall deliver the Option Consideration to the holders of Company Options.
     Section 2.5 No Transfer of Company Shares. No transfer of Company Shares shall be made on the stock transfer books of the Company after the date hereof.
ARTICLE IIA—REGISTRATION RIGHTS
     Section 2A.1 Required Registration. Buyer shall prepare and file one registration statement under the 1933 Act covering all Buyer Shares to be issued as a result of the Merger to the Company Shareholders, the Escrow Agent, and any holder of a Company Option (the “Registrable Shares”) and shall cause such registration statement (the “Registration Statement”) to be filed on Form S-3 (or other applicable form or any successor form promulgated by the Securities and Exchange Commission (“SEC”) on October 2, 2006 (and, in any event, no later than October 15, 2006), and to pay the expenses associated with such registration statement.
     Section 2A.2 Registration Procedures. Buyer will:
     (a) prepare and file with the SEC a registration statement with respect to the Registrable Shares, and use commercially reasonable efforts to cause such registration statement to become and remain effective until the date that is the earlier of (i) the date that all Registrable Shares have been sold, or (ii) the second anniversary of the Effective Time (the “Registration Period”);
     (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective during the Registration Period;
     (c) furnish without charge to the security holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, any preliminary prospectus, “issuer free writing prospectus” as defined in Rule 433 of the 1933 Act, final prospectus and such other documents as such security holders or underwriters may reasonably request in order to facilitate the public offering of such securities; and Buyer hereby consents to the use of such preliminary prospectus and final prospectus and each amendment or supplement thereto by each of the selling security holders and the underwriters, if any, in connection with the offering and sale of the securities covered by such preliminary prospectus and final prospectus and any amendment or supplement thereto;
     (d) prior to the effectiveness of the registration statement and thereafter, to the extent required by law, use commercially reasonable efforts to register or qualify the securities covered by such registration statement under the state securities, or “blue sky,” laws of the various jurisdictions within the United States, use all commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the Registration Period and do any and all other acts or things in the opinion of Buyer necessary or advisable to enable the disposition in such jurisdictions of the securities covered by such registration statement, except that Buyer shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;
     (e) notify the security holders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective, an issuer free writing prospectus, or a supplement to any prospectus forming a part of such registration statement has been filed;
     (f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;
     (g) notify such holders promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;
     (h) prepare and file with the SEC, promptly upon the request of any such holders, any amendments or supplements to such registration statement or prospectus (including an issuer free writing prospectus), that, in the opinion of counsel for such holders (and concurred in by counsel for Buyer), is required under the 1933 Act in connection with the distribution of the Registrable Shares by such holders;
     (i) prepare and promptly file with the SEC and promptly notify such holders of the filing of such amendment, issuer free writing prospectus, or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the 1933 Act , any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

     (j) use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, at the earliest practicable moment; and advise such holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
     (k) not file any issuer free writing prospectus, or any amendment or supplement to such issuer free writing prospectus, registration statement or prospectus to which a majority in interest of such holders shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act, after having been furnished with a copy thereof at least five business days prior to the filing thereof, unless in the opinion of counsel for Buyer the filing of such amendment or supplement is reasonably necessary to protect Buyer from any liabilities under any applicable federal or state law and such filing will not violate applicable law;
     (l) at the request of at least a majority in interest of such holders, furnish: (i) an opinion, dated as of the date of closing, of the counsel representing Buyer for the purposes of such registration, addressed to the underwriters, if any, and to the holders making such request, covering such matters as such underwriters and holders may reasonably request; and (ii) letters dated as of the effective date of the registration statement and as of the date of closing, from the independent certified public accountants of Buyer, addressed to the underwriters, if any, and to the holders making such request, covering such matters as such underwriters and holders may reasonably request;
     (m) maintain a transfer agent and registrar and a CUSIP number for all such Registrable Shares; and
     (n) use all commercially reasonable efforts to cause all securities covered by the registration statement to be listed on each securities exchange or quoted on any inter-dealer quotation system, if any, on which similar securities issued by Buyer are then listed or quoted.
     Section 2A.3 Expenses. With respect to such registration, Buyer shall bear all fees, costs and expenses, including all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Buyer, all internal Buyer expenses, and any legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, but excluding fees and disbursements of counsel and accountants for the selling security holders or the underwriters (except in respect of state securities or blue sky laws), underwriting discounts and commissions and transfer taxes and any other related selling expenses incurred by the selling security holders.

     Section 2A.4 Indemnification. With respect to such registration:
     (a) Buyer will indemnify and hold harmless each holder of Registrable Shares that are included in a registration statement pursuant to the provisions of this Article 2A, its directors and officers, and any underwriter (as defined in the 1933 Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the 1933 Act , from and against, and will reimburse such holder and each such underwriter and controlling person with respect to, any and all loss, claim, damage, liability, cost (including the reasonable cost of investigation of any claim) and expense, joint or several, to which such holder or any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses arise out of or are based on (i) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto or any issuer from writing prospectus related thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by Buyer of the 1933 Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under any of the aforementioned statutes; provided, however, that Buyer will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.
     (b) Each holder of Registrable Shares that are included in a registration pursuant to the provisions of this Article 2A will indemnify and hold harmless Buyer, its directors and officers, any controlling person and any underwriter from and against, and will reimburse Buyer, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which Buyer or any controlling person and/or any underwriter may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto or any issuer from writing prospectus related thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such holder specifically for use in the preparation thereof; provided, however, that in no event shall a holder’s liability under this paragraph exceed the sale proceeds in respect of Registrable Shares sold by such holder pursuant to the registration statement.
     (c) Promptly after receipt by an indemnified party pursuant to the provisions of Section 2A.4(a) or (b) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of Section 2A.4(a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or if there is a conflict of interest that would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of Section 2A.4(a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.
     Section 2A.5 Suspension. Notwithstanding anything to the contrary contained in this Article 2A, Buyer may (not more than two times during the Registration Period), by notice in writing to each holder of Registrable Shares, require such holder to suspend, for up to 60 days (the “Suspension Period”), the use of the prospectus included in the Registration Statement if a Material Transaction exists that would require an amendment to the Registration Statement or supplement to such prospectus (including any such amendment or supplement made through incorporation by reference to a report filed under Section 13 of the Exchange Act). The Registration Period shall be extended by a period equal to the Suspension Period or, if shorter, until all Registrable Shares have been sold. “Material Transaction” means any material transaction in which Buyer or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, consolidation, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the board of directors of Buyer has determined in good faith that compliance with Article 2A may reasonably be expected to either materially interfere with Buyer’s or such Subsidiary’s ability to consummate such transaction in a timely fashion or require Buyer to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

     Section 2A.6 Information by Holder; Compliance with Securities Laws. Each holder of Registrable Shares to be included in the Registration Statement shall (as a condition to such holder’s Registrable Shares being included in the Registration Statement) (a) furnish to Buyer and any managing underwriter such written information regarding such holder and the distribution proposed by such holder as Buyer or any managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article 2A and (b) comply with the 1933 Act , the Exchange Act and all applicable rules promulgated by the SEC, any securities exchange, the NASD or any inter-dealer quotation system.
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Notwithstanding the following sentence, except as specifically provided in Section 3.12 and 3.13, none of the representations or warranties contained in this Article III or elsewhere in this Agreement apply to Intellectual Property. The Company hereby represents and warrants to Buyer and Buyer Subsidiary that as of the Effective Time:
     Section 3.1 Organization and Qualification.
     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. The Company has the requisite power and authority and all necessary permits, licenses and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except to the extent that the failure to obtain such qualification or licensing would not have a Material Adverse Effect on the Company. Set forth in Company Disclosure Schedule 3.1 is a list of each jurisdiction in which the Company is qualified to do business as a foreign corporation.
     (b) The Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock, options, warrants or other rights to purchase capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.
     Section 3.2 Capitalization.
     (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Series A Preferred Stock. As of the date hereof, 7,426,739, shares of Common Stock and 4,250,000 shares of Series A Preferred Stock are issued and outstanding. All of the outstanding shares of Series A Preferred Stock and Common Stock are duly authorized validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. The shareholders, and holders of subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities, of the Company, and the number of shares of capital stock of the Company, and the number of such subscriptions, warrants, options, convertible securities, and other such rights, held by each, and their respective addresses as set forth on the books of the Company, are as set forth in Company Disclosure Schedule 3.2. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company is as set forth in the organizational documents of each, copies of which have been provided to the Company, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Except as set forth in Company Disclosure Schedule 3.2, (i) no person is known to the Company to own any share of capital stock of the Company, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire any equity securities or other securities of the Company is authorized or outstanding and (iii) there is no commitment by the Company to issue shares, subscription, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities, any evidence of indebtedness or asset.
     (b) Except as set forth in Company Disclosure Schedule 3.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
     (c) Except as set forth in Company Disclosure Schedule 3.2, there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, registration rights agreements, buy-sell agreements, rights of first refusal, co-sale rights, preemptive rights or proxies relating to any securities of the Company (whether or not the Company is a party thereto).
     (d) All of the outstanding securities of the Company were issued in compliance with all applicable securities laws.
     Section 3.3 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company. Assuming the due authorization by Buyer and Buyer Subsidiary, and the due execution and delivery by Buyer and Buyer Subsidiary, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights or creditors and of general principles of equity. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement has been validly authorized by the Company’s board of directors and the Company Shareholders.

     Section 3.4 No Conflict, Required Filings and Consents
     (a) Except as provided on Company Disclosure Schedule 3.4, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of the Company.
     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for filing and applicable requirements under the UBCA, the DGCL and of Buyer under United States securities laws and state securities or “blue sky” laws.
     Section 3.5 Compliance. Except as to the extent that there is no Material Adverse Effect on the Company:
     (a) The Company is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected.
     (b) The Company has obtained and is now in possession of all governmental permits, licenses, orders, approvals, concessions, registrations, qualifications, authorizations, permissions and similar filings including, without limitation, those relating to Environmental Laws, occupational safety and health and equal employment practices (the “Permits”) that are required for the operation of the business of the Company.
     (c) No notice, citation, summons or order has been issued, no complaint has been filed and no penalty has been assessed which is outstanding or has been resolved by the Company during the two years preceding the Closing Date and no investigation or review is pending or threatened by any governmental or other entity with respect to the Permits. The Permits are in full force and effect. To the knowledge of the Company, no such notice, citation, summons or order has been proposed.

     Section 3.6 Financial Statements. True and complete copies of (i) the audited balance sheets of the Company as of December 31, 2004 and 2005, and the related audited statements of income, shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto (collectively referred to herein as the “Company Financial Statements”) and (ii) the unaudited balance sheet of the Company as of June 30, 2006 and the related statements of income (collectively referred to herein as the “Company Interim Financial Statements”) have been delivered by the Company to Buyer and have been attached hereto as Company Disclosure Schedule 3.6. The Company Financial Statements and the Company Interim Financial Statements were prepared in accordance with the books of account and other financial records of the Company, fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Company as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with GAAP, subject, in the case of the Company Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included with the Company Financial Statements for December 31, 2005). The Company Financial Statements and Company Interim Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.
     Section 3.7 Absence of Certain Changes or Events. Since June 30, 2006, except as contemplated by this Agreement or as set forth in Company Disclosure Schedule 3.7, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since July 1, 2006, there has not been (i) any Material Adverse Change with regard to the Company, (ii) any change by the Company in its accounting methods, principles or practices, other than changes required by GAAP, (iii) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice and in accordance with GAAP, (iv) any issuance by the Company of any stock, bonds or other corporate securities, (v) borrowing of any amount or incurrence of any material obligation or material liability (absolute, accrued or contingent) by the Company, except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business, (vi) discharge or satisfaction of any material lien or material encumbrance or payment of any material obligation or material liability (absolute, accrued or contingent) by the Company, other than current liabilities shown on the Company Interim Financial Statements and current liabilities incurred since the date of the Company Interim Financial Statements in the ordinary course of business, (vii) mortgage, pledge, encumbrance or lien on any of the material assets of the Company, tangible or intangible, other than liens for current real property taxes not yet due and payable, (viii) sale, assignment or transfer of any of the material tangible assets of the Company except in the ordinary course of business, or cancellation by the Company of any material debt or material claim except in the ordinary course of business, (ix) sale, assignment, transfer or grant of any exclusive license with respect to any Intellectual Property (as defined in Section 3.13 hereof) or other intangible asset of the Company, (x) any loss of property or waiver of any right of substantial value, whether or not in the ordinary course of business, (xi) any action by any of the largest twenty customers or largest twenty suppliers of the Company (as measured by amounts received by the Company from such customers or amounts paid by the Company to such suppliers during the twelve month period ending on the date of the Company

Interim Financial Statements) to terminate, materially reduce or threaten to terminate its purchases from or provision of products or services to the Company, as the case may be, (xii) any entry by the Company into any commitment or transaction material to the Company, (xiii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (xiv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company, except in the ordinary course of business consistent with past practice, or (xv) any commitment to do any of the foregoing.
     Section 3.8 Absence of Litigation. Since December 31, 2004 there has not been, and there currently is not, any claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. Neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award.
     Section 3.9 Employee Benefit Plans.
     (a) Company Disclosure Schedule 3.9 lists each Employee Plan that covers any employee of the Company, copies or descriptions of all of which have previously been made available or furnished to the Buyer. With respect to each Employee Plan, the Company has provided the current plan document (including all amendments thereto), the most recently filed Form 5500 and an accurate summary plan description of such plan.
     (b) Company Disclosure Schedule 3.9 also includes a list of each Benefit Arrangement of the Company, copies or descriptions of which have been made available or furnished previously to the Company.
     (c) Except as set forth on Company Disclosure Schedule 3.9, none of the Employee Plans or other arrangements listed on Company Disclosure Schedule 3.9 cover any non-United States employee or former non-United States employee of the Company.
     (d) No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan of the Company.
     (e) No Employee Plan of the Company is a Multiemployer Plan and no Employee Plan of the Company is subject to Title IV of ERISA. The Company and its ERISA Affiliates have not incurred nor reasonably expect to incur any material liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA or arising in connection with any complete or partial withdrawal from a Multiemployer Plan. Following the Closing, neither Buyer nor the Company will have any material liability with respect to any Employee Plan or

Benefit Arrangement of any entity that was an ERISA Affiliate of the Company at any time prior to the Closing.
     (f) Each Employee Plan of the Company which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Company copies of the most recent Internal Revenue Service determination letters with respect to each such plan. Each Employee Plan of the Company has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.
     (g) Each Benefit Arrangement of the Company has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement of the Company, except for noncompliance which individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Company.
     (h) With respect to the employees, former employees and beneficiaries of employees or former employees of the Company, there are no post-retirement medical, health or life insurance plans in effect, except as required by Section 4980B of the Code. No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.
     (i) Except as set forth on Company Disclosure Schedule 3.9, all contributions and payments accrued under each Employee Plan and Benefit Arrangement, in each case of the Company, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date. Except as disclosed in writing to the Company prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that individually or collectively would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof other than general increases in the cost to provide such benefits and/or as a result of the growth of the employment force.
     (j) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.
     (k) Except as disclosed on Company Disclosure Schedule 3.9, no employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit as a result of the transactions contemplated hereby.

     Section 3.10 Labor Matters. Except as set forth in Company Disclosure Schedule 3.10, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its respective employees, which controversies have or could have a Material Adverse Effect on the Company, (ii) the Company is in material compliance with all requirements of applicable federal, state, local and foreign laws and regulations governing employment and employee relations, (iii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, (iv) the Company has not breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company under any such agreement or contract, (v) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of the Company, and (vi) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company.
     Section 3.11 Title to Assets; Real Property and Leases.
     (a) The Company has good and marketable title to all its properties and assets to conduct its business as currently conducted, with only such exceptions as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company.
     (b) The Company does not own any real property. Company Disclosure Schedule 3.11(b)(ii) contains a list of real property leased by the Company (the “Leased Property”), the applicable lease agreements (the “Real Property Leases”), the name of the lessor, the date of the lease agreement and each amendment thereto and the aggregate annual rental or other fee payable under each of the Real Property Leases. Except as set forth on Company Disclosure Schedule 3.11, each parcel of Leased Property (i) is leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice, and (D) all matters of record and Liens described on Company Disclosure Schedule 3.11, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. The Company has provided to the Buyer true and correct copies of each of the Real Property Leases (including any amendments or modifications thereto). The Company is not in default under any Real Property Lease, and to the knowledge of the Company, no other party is in default thereof.
     Section 3.12 Proprietary Information of Third Parties. To the knowledge of the Company, no third party has claimed or has reason to claim that any person employed by the

Company has (i) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any Trade Secret (as defined in Section 3.13 hereof) or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the knowledge of the Company: (a) no third party has informed the Company that such a claim might be contemplated; (b) no person employed by the Company has employed or proposes to unlawfully employ any Trade Secret or any information or documentation proprietary to any former employer in any product or service of the Company or in the operation of the Company, and (c) no person employed by the Company has violated any confidentiality obligation which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such violation. To the knowledge of the Company, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any noncompetition contract, covenant or instrument under which any such person is obligated.
     Section 3.13 Intellectual Property Rights.
          (a) For purposes of this Agreement, the term:
          “Copyright” means all rights in original works of authorship fixed in any tangible medium of expression, including any rights provided in 17 U.S.C. § 106 and § 106A and any rights of attribution and integrity and other “moral rights of authors” to the extent now or hereafter permitted, under the copyright laws of the United States or any other country (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), including, but not limited to, all renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, including without limitation those copyrights of the Company listed on Company Disclosure Schedule 3.13.
          “Intellectual Property” means all Patents, Copyrights, Trade Secrets, Know-How, Trademarks, rights in Mask Works (as described in 17 U.S.C. §901 et seq.), and rights in domain names and uniform resource locators (URLs), whether common law, statutory or otherwise, domestic and foreign, and all registrations, registration applications and rights related to the foregoing.
          “Internal Software Systems” means the computer software (excluding the Software Products), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software systems that are used and relied on by the Company for its internal operations.

          “Know-How” means all factual knowledge and information that: (a) is confidential and proprietary and (b) gives to one the ability to produce or market something that one otherwise would not have known how to produce or market with the same accuracy or precision, including without limitation all formulae, algorithms, processes, procedures, writings, data, protocols, techniques, proposals, designs, ideas, concepts, strategic, research and development information and related documentation, business and other plans, research, inventions and invention disclosure (whether patentable or unpatentable or whether reduced to practice), and all records of the foregoing, test, engineering and technical data, proprietary information and methodologies, communications and associated peripheral devices and resources; computer software, programs and code, both object and source, in whatever form and media, databases, specifications and other information processing tangible and intangible items, but only to the extent that (a) is applicable.
          “Licensed Intellectual Property” shall mean Intellectual Property that the Company uses or has the right to use pursuant to Third Party Licenses.
          “Non-Owned Intellectual Property” shall mean (i) Licensed Intellectual Property and (ii) Intellectual Property that is publicly available for use without restriction or obligation of any kind to any other person.
          “Owned Intellectual Property” shall mean Intellectual Property (i) created, conceived, or developed by employees of the Company who have assigned or have an obligation to assign all rights to the Company or (ii) to which the Company has acquired, by purchase, assignment or other transfer the unconditional, unrestricted, exclusive right to control or prevent any and all use of such Intellectual Property by others without the consent or approval of or payment to, any other person.
          “Patent” means all classes or types of patents, design patents, and utility patents, including, without limitation, originals, divisions, continuations, continuations-in-part, extensions, reexaminations, or reissues, published and non-published patent applications and invention disclosures for these classes or types of patent rights (whether or not reduced to practice) in any country of the world.
          “Software Products” shall mean the computer software programs licensed by the Company to others and identified as Software Products on Company Disclosure Schedule 3.13 and any user documentation for such programs distributed by the Company with such programs.
          “Third Party Licenses” shall mean all licenses, agreements, obligations or other commitments under which a person has granted the Company a right to use any Intellectual Property in connection with the Company’s business but retains one or more rights to use such Intellectual Property, including without limitation those Third Party Licenses listed and described on Company Disclosure Schedule 3.13.
          “Trade Secrets” means any information that meets the definition of a trade secret under any applicable law of the United States or any of its states.
          “Trademark” means service marks, trademarks, trade names, brands, product and service names, logos, other identifications used or intended for use in commerce, and other indications of source, endorsement, or sponsorship, in connection with products or services, together with all goodwill related to any of the foregoing, including without limitation those listed on Company Disclosure Schedule 3.13.
     (b) Subject to, and except as set forth in Company Disclosure Schedule 3.13:
     (i) Title. The Company owns all legally enforceable right, title and interest to all Owned Intellectual Property free and clear of all liens, claims, encumbrances and other restrictions without an obligation to pay any royalties, license fees or other amounts to any other person. However, this will not be construed as a warranty or representation of non-infringement of Intellectual Property. The Company has not received and the Company does not have any knowledge of any notice, claim or allegation from any person questioning the right of the Company to use, possess, transfer, convey or otherwise dispose of any Intellectual Property (other than the Licensed Intellectual Property) or questioning the right of the Company to use any Licensed Intellectual Property.
     (ii) Employees. Each employee, agent, consultant and contractor, who has contributed to or participated in the conception, creation or development of the Owned Intellectual Property (other than Licensed Intellectual Property) on behalf of the Company has executed a valid written assignment in favor of the Company as assignee, that has caused the assignment to the Company of all right, title and interest of such employee, agent, consultant or contractor in and to all such Owned Intellectual Property, throughout the world, arising from such employee’s, agent’s consultant’s or contractor’s entity’s work for the Company.
     (iii) Third-Party Infringement. To the knowledge of the Company, there is no unauthorized use, disclosure, infringement, dilution, misappropriation, or other violation by any third party (including any employee or former employee of the Company) of any Intellectual Property of the Company or of any right of any third party in Intellectual Property licensed by or through the Company. No claims have been made by the Company against any third party for any unauthorized use, disclosure, infringement, dilution, misappropriation, or violation by others of any rights with respect to any Intellectual Property of the Company. To the knowledge of the Company, there are no such claims that the Company may have the right (or a reasonable basis) to make or assert against third-parties.
     (iv) Infringement. The Company has not received any communications from any third party containing any allegation that the Company is or may be infringing, diluting, misappropriating, or otherwise violating any of such third party’s Intellectual Property. The Company is not currently evaluating any Intellectual Property of any third party (and has not conducted any such evaluations in the past three years) to determine whether a license thereof is necessary or desirable or whether such Intellectual Property may otherwise have a Material Adverse Effect on the Company’s business. To the knowledge of the Company: (a) the Company’s use of the Intellectual Property has not violated, diluted, interfered with or infringed upon the Intellectual Property of any other individual or entity nor did such use by the Company constitute a breach of any agreement, obligation, promise or commitment by which the Company was bound or constitute a violation of any Intellectual Property laws, regulations, ordinances, codes or statutes in any jurisdiction in which the Company has conducted business.
     (v) Freedom to Operate. To the knowledge of the Company, the Company has all rights in Intellectual Property necessary to conduct the Company’s business as it is currently conducted and such rights will not be adversely affected as a result of or in connection with the execution and delivery of this Agreement, the Closing or the consummation of any of the transactions contemplated hereby. To the knowledge of the Company, the Company’s use of the Intellectual Property in its business as presently conducted, has not and will not violate, interfere with or infringe upon the rights of any other individual or entity nor does such use by the Company constitute a breach of any agreement, obligation, promise or commitment by which the Company may be bound or constitute a violation of any Intellectual Property laws, regulations, ordinances, codes or statutes in any jurisdiction in which the Company has conducted business.
     (vi) Know-How and Trade Secrets. The Company has taken reasonable actions, for a company of its size, nature and resources, to maintain Know-How and Trade Secrets as confidential and proprietary, and to protect against the loss, theft or unauthorized use of such Know-How and Trade Secrets. The Know-How and Trade Secrets are not in the public domain and have not been divulged or appropriated to the detriment of the Company.
     (vii) Licenses. The Company has not (i) granted any licenses or other rights, and the Company has no obligation to grant any licenses or other rights, with respect to any Owned Intellectual Property or (ii) entered into any covenant not to compete or contract limiting or purporting to limit the ability of the Company to exploit fully any Owned Intellectual Property or to transact business in any market or geographical area or with any person. With respect to Third Party Licenses, (i) to the knowledge of the Company, the Company is not in breach or default with respect thereto, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder and (ii) the Company has not repudiated any provision thereof. The Company has no agreement to indemnify any individual or entity against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.
     (viii) Validity. There is no interference, opposition, cancellation, reexamination or other formal proceeding within the U.S. Patent and Trademark Office or U.S. Copyright Office (or to the knowledge of the Company within any government office or agency of another country or jurisdiction responsible for patents, trademarks or copyrights) that involves the Company or any of the Owned Intellectual Property. To the knowledge of the Company, there is no other proceeding, contest, action, suit, hearing, investigation, charge, complaint, demand, notice, dispute, or claim of infringement, dilution, misappropriation or other violation by the Company of any Intellectual Property or other proprietary rights of any other individual or entity, where the foregoing involves the Company or is pending or threatened against the Company. All statements and representations made by the Company in any pending Intellectual Property applications, filings or registrations were true in all material respects as of the time they were made. No registered Copyright, registered Trademark, or issued Patent of the Company that is used in the Company’s business (other than in circumstances where the Company has intentionally allowed a registered Copyright, registered Trademark, or issued Patent not material to the business to lapse, expire, become abandoned or be canceled) has lapsed or is being allowed to lapse, expired or been abandoned, invalidated by a court of competent jurisdiction, or canceled by the applicable government authority, in whole or in part or, to the knowledge of the Company, is subject to any injunction, judgment, order, decree, ruling or charge or to any pending or, to the knowledge of the Company, threatened, oppositions, cancellations, interferences or other proceedings before the United State Patent and Trademark Office, the Trademark Trials and Appeals Board, the United States Copyright Office or in any other registration authority in any country.
     (ix) Software Documentation. The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials that describe the operation, functions or technical characteristics applicable to the Software Products are sufficient to permit the Company to support and maintain its Software Products.
     (x) Software Operation. As of the Closing Date, the Software Products substantially conform in all material respects to the Company’s functional descriptions of the Software Products as set forth in the user documentation for the Software Products.
     (xi) Software Security. To the knowledge of the Company, there are no lock-out devices that will interrupt, discontinue or otherwise adversely affect the Software Products and Internal Software Systems or Buyer’s use thereof. The Company has scanned the Software Products using NOD32 for any so-called computer viruses, worms, trap or back doors, Trojan horses or other malicious code and has reported the results of the most recent scan in Company Disclosure Schedule 3.13. The Company does not have an on-line data privacy policy posted on its web page.
     (xii) Software Confidentiality. The Company has taken reasonable actions for a company of its size, nature and resources to maintain its source code for the Software Products as confidential and proprietary, to protect against the loss, theft or unauthorized use of such source code, and to protect and preserve the confidentiality of its Trade Secrets and Know-How not otherwise protected by Patents or Copyrights (“Confidential Information”). The Company has not authorized the use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party except pursuant to the terms of a written agreement between the Company and such third party.
     Section 3.14 Taxes. Except as set forth in Company Disclosure Schedule 3.14:
     (a) The Company has timely filed all Returns required to be filed and paid all Taxes shown as due on such Returns. All such Returns were complete and correct in all material respects. All Taxes with respect to which the Company has become obligated have been paid and adequate reserves have been established for all Taxes accrued but not yet payable (including, without limitation, any Taxes arising out of, or in connection with, the transactions contemplated by this Agreement). The Company is not currently the beneficiary of any extension of time within which to file any Return. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. The Company is not a party to any Tax sharing or similar agreement with any person.
     (b) To Company’s knowledge, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed or required to be filed by the Company. All deficiencies asserted or assessments made as a result of any examinations of such Returns have been fully paid, or are fully reflected as a liability, or are being contested and an adequate reserve therefore has been established, in the Company Financial Statements or Company Interim Financial Statements, as applicable. There are no liens for Taxes (other than for current Taxes of the Company not yet due and payable) upon the assets of the Company. All elections with respect to Taxes affecting the Company are set forth in Company Disclosure Schedule 3.14.
     Section 3.15 Environmental Matters.
     (a) The Company has complied in all material respects with all applicable foreign, federal, state and/or local laws (including without limitation case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) that are intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”).
     (b) The Company has not handled, generated, used, stored, transported or disposed of any substance or waste which is regulated by Environmental Laws, except for reasonable amounts of ordinary office supplies, manufacturing supplies and/or office cleaning supplies which have been used in compliance with Environmental Laws.
     (c) To the knowledge of the Company, there are no “Environmental Liabilities.” For purposes of this Section, “Environmental Liabilities” are liabilities which (i) arise out of or in any way relate to the Company or any real estate at any time owned, used or leased by the Company, or the Company’s use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Effective Time.
     Section 3.16 Certain Interests.
     (a) Except as set forth on Company Disclosure Schedule 3.16, none of the Company or any affiliate of the Company, any officer or director of the Company or any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:
     (i) has any ownership or financial interest in any competitor, supplier, or customer of the Company (other than rights of ownership of securities of a publicly-held corporation amounting to less than one percent of any class of outstanding securities);
     (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses in the conduct of its business or otherwise; or
     (iii) has outstanding any indebtedness to the Company.
     (b) Except as set forth in Company Disclosure Schedule 3.16, the Company does not have any liability or any obligation of any nature whatsoever to any officer, director or shareholder of the Company, or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.
     Section 3.17 Material Contracts.
     (a) Except for those agreements set forth on Company Disclosure Schedules 3.2, 3.9, 3.10, 3.11(b)(ii), 3.13 and 3.19, Company Disclosure Schedule 3.17 lists all other agreements relating to Intellectual Property and each of the following contracts and agreements of the Company (such contracts and agreements, together with all contracts or other agreements listed on Company Disclosure Schedules 3.2, 3.9, 3.10, 3.11(b)(ii) and 3.19 to which the Company is a party or by which the Company or any of its assets are bound, being the “Company Material Contracts”):
     (i) each distributor, dealer, manufacturer’s representative or sales agency agreement which is (A) exclusive as to territory or product line, (B) material to the business of the Company, or (C) not terminable on less than 90 days’ notice without material cost or other material liability to the Company;
     (ii) each sales agreement with a customer of the Company under the terms of which the Company is likely to receive more than $50,000 in the aggregate during the calendar year ending December 31, 2006 and which entitles such customer to a rebate or right of set-off, to return any product to the Company after acceptance thereof (other than standard warranty returns, the terms of which have been disclosed on Company Disclosure Schedule 3.17(a)(ii)), or which varies in any material respect from the Company’s standard form agreements;

     (iii) each agreement with any supplier under the terms of which the Company is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2006 and containing any provision permitting any party other than the Company to renegotiate the price or other material terms upon the failure of the Company to meet its obligations thereunder or containing any payback or similar provisions;
     (iv) each agreement for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment, outside the ordinary course of business consistent with past practice and which exceeds $50,000 in the aggregate;
     (v) each agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any material asset of the Company;
     (vi) each guaranty of any obligation for borrowed money;
     (vii) each agreement under which the Company has limited or restricted its right to compete in any geographical area or with any person in any respect;
     (viii) each agreement or group of related agreements with the same party under the terms of which the Company is likely to pay consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2006, and which is not terminable by the Company without penalty upon notice of 30 days or less; and
     (ix) all contracts and agreements the absence of which would have a Material Adverse Effect on the Company.
     (b) To the knowledge of the Company, each Company Material Contract (i) is valid and binding on the respective parties thereto and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence.
     (c) The Company has not received any notice of default under, or is in default under or in material breach of, any Company Material Contract and the Company does not have any present expectation or intention of not performing any material obligation under any Company Material Contract and, to the knowledge of the Company, no party to any Company Material Contract other than the Company has breached or intends to breach any Company Material Contract.
     (d) True and correct copies of all Company Material Contracts have been heretofore delivered to the Buyer.
     Section 3.18 Officers. The Company has provided to Buyer a list of the names of the officers of the Company, together with the title or job classification of each such person and the total compensation anticipated to be paid to each such person by the Company in the calendar year ending December 31, 2006.
     Section 3.19 Employees. No officer or key employee of the Company has advised the Company (orally or in writing) that he intends to terminate employment with the Company. Except as set forth in Company Disclosure Schedule 3.19 or employment agreements to be entered into as part of the transactions contemplated hereby, no person has an employment or consulting agreement or understanding, whether oral or written, with the Company, which is not terminable on notice by the Company without cost or other liability to the Company.
     Section 3.20 Customer Inventories. No stocking resellers or distributors of the Company and no direct customers of the Company have inventory greater than four weeks of the Company’s average net sales to such reseller or distributor for the most recent fiscal quarter.
     Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     Section 3.22 409A Matters. Company Disclosure Schedule 3.22 identifies any Benefit Plan which is subject to the requirements of Code Section 409A. Except as disclosed on Company Disclosure Schedule 3.22, each such Benefit Plan has been amended in good faith to comply with such requirements, and to the knowledge of the Company, no participant in such a Benefit Plan is subject to any additional tax penalties or interest under Code Section 409A.
     Section 3.23 No Subsequent Dilutive Issuances. Since August 3, 2001, there has been no issuance of “Additional Shares” as such term is defined in the Amended and Restated Certificate of Incorporation, and the conversion price per share of Preferred Stock is $0.3529412.
     Section 3.24 Full Disclosure. Neither the Company nor any of its officers has knowingly withheld from Buyer any material facts relating to the Company.
ARTICLE IIIA—REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS
     Each Company Shareholder, severally and not jointly, hereby represents to Buyer that:
     Section 3A.1 Authority Relative to this Agreement. This Agreement has been duly executed and delivered by such Company Shareholder and is the legal, valid and binding obligation and agreement of such Company Shareholder enforceable in accordance with its terms. Such Company Shareholder has full right, power, authority and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by such Company Shareholder pursuant to, or as contemplated by, this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement does not, and the consummation of the Merger will not, violate, contravene, result in a breach of or constitute a default (with or without due notice or the lapse of time or both) under any note, mortgage, contract, instrument, judgment, law, rule, regulation or decree to which such Company Shareholder is a party or by which any of them or any of their respective properties or assets is bound. If such Company Shareholder is not a natural person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and the execution, delivery and performance of this Agreement by such Company Shareholder has been duly and validly authorized by all necessary corporate or equivalent action.
     Section 3A.2 Title to Shares. Such Company Shareholder owns, of record and beneficially, the number of Company Shares listed opposite such Company Shareholder’s name on Schedule 3A.2, free and clear of any encumbrances, charges or other claims of third parties of any kind. A true and correct copy of each stock certificate representing Company Shares owned by such Company Shareholder has been delivered to Buyer, and each such stock certificate is being held in escrow by counsel to the Company and the Company Shareholders for delivery to Buyer for cancellation at the Closing.
     Section 3A.3 Investment. Such Company Shareholder (a) understands that the Company Shares have not been, and will not be, except pursuant to Article IIA, registered under the Securities Act of 1933, as amended (the “1933 Act”) or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring the Company Shares solely for such Company Shareholder’s own account for investment purposes, and not with a view to the distribution thereof (other than a distribution pursuant to an effective registration statement as contemplated by Article IIA); (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Company Shares; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Company Shares; and (f) except for Martin Johnson and John Schwartz, is an “Accredited Investor” as that term is defined under Rule 501 of the 1933 Act.
     Section 3A.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Shareholder.
     Section 3A.5 No Conflict, Required Filings and Consents.
     (a) The execution and delivery of this Agreement by such Company Shareholder does not, and the performance of this Agreement by such Company Shareholder will not, (i) conflict with or violate the organizational documents, if any, of such Company Shareholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Company Shareholder or by which any property or asset of such Company Shareholder is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Company Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of such Company Shareholder.

     (b) The execution and delivery of this Agreement by such Company Shareholder does not, and the performance of this Agreement by such Company Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUBSIDIARY
     Buyer and Buyer Subsidiary hereby represent and warrant to the Company that:
     Section 4.1 Organization. Each of Buyer and Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
     Section 4.2 Authority Relative to this Agreement. Each of Buyer and Buyer Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Buyer and Buyer Subsidiary of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action of Buyer and Buyer Subsidiary, and no other corporate proceedings on the part of Buyer or Buyer Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and Buyer Subsidiary. Assuming the due authorization by the Company and as applicable, the Company Shareholders, and the due execution and delivery by the Company and the Company Shareholders, this Agreement constitutes a legal, valid and binding obligation of each of Buyer and Buyer Subsidiary, enforceable in accordance with its terms.
     Section 4.3 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by Buyer and Buyer Subsidiary does not, and the performance of this Agreement by Buyer and Buyer Subsidiary of their obligations under this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Buyer or the Certificate of Incorporation or Bylaws of Buyer Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or Buyer Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer or Buyer Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Buyer or Buyer Subsidiary, except, in the case of (ii) and (iii), for such conflicts, violations, breaches, defaults, rights, liens and encumbrances which would not prevent or delay consummation of the Merger, or otherwise prevent Buyer or Buyer Subsidiary from performing its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Buyer and Buyer Subsidiary does not, and the performance of this Agreement by Buyer and Buyer Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for filing and applicable requirements of Buyer and Buyer Subsidiary under United States securities laws, state securities or “blue sky” laws, the UBCA, the DGCL, and Nasdaq rules and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Buyer or Buyer Subsidiary from performing its obligations under this Agreement.
     Section 4.4 Buyer Subsidiary’s Operations. Since its date of organization, Buyer Subsidiary has not carried on any business or operations other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto.
     Section 4.5 Available Resources. Buyer presently has sufficient authorized and unissued Buyer Shares and cash, cash equivalents and lines of credit to pay the Merger Consideration.
     Section 4.6 Brokers. Except for Greene Holcomb & Fisher LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Buyer Subsidiary.
     Section 4.7 The Buyer Shares. When issued to the Company Shareholders at the Closing, Buyer Shares comprising the Buyer Shares will be validly issued, fully paid, and non-assessable.
     Section 4.8 The Buyer Option Shares. The Buyer Shares issued upon exercise of a Buyer Option will be validly issued, fully paid, and non-assessable.
     Section 4.9 SEC Reports and Financial Statements.
     (a) Since September 30, 2005, Buyer has filed all reports, registration statements, and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC under the 1933 Act and the Securities Exchange Act. All reports and other filings (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) filed by Buyer with the SEC on or after September 30, 2005, together with any amendments thereto are collectively referred to as the “SEC Reports.” As of the respective dates of their filing with the SEC, the SEC Reports complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.
     (b) The consolidated financial statements (including any related notes or schedules) included in Buyer’s 2005 Annual Report on Form 10-K, as filed with the SEC, were prepared in accordance with GAAP (except as may be noted therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of Buyer and its subsidiaries as of September 30, 2005 and 2004 and the consolidated results of their operations and cash flows for each of the years in the three-year period ended September 30, 2005.
ARTICLE V—OPERATION OF BUSINESS OF THE COMPANY UNTIL EFFECTIVE TIME
     Section 5.1 Preservation of Business. From the date hereof to the Effective Time, the Company will exercise reasonable best efforts to preserve intact in all material respects its assets, technology and business organization, maintain its rights and franchises, keep available for itself and the Surviving Corporation the services of its present officers and key employees, and preserve its present relationships with customers, suppliers, regulators, licensors, licensees, lessors, distributors and other persons having significant business dealings with the Company, except as otherwise consented to in writing by Buyer.
     Section 5.2 Ordinary Course. From the date hereof to the Effective Time, the Company will conduct its business and operations in the ordinary and usual course consistent with past practice, except as otherwise required or expressly contemplated by this Agreement or consented to in writing by Buyer.
     Section 5.3 Negative Covenants of the Company. Except as otherwise required or expressly contemplated by this Agreement or consented to in writing by Buyer, the Company will not from the date hereof until the Effective Time:
     (a) split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;
     (b) purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock;
     (c) declare, set aside, or pay any dividend or make any other distribution in respect of shares of its capital stock;
     (d) amend its Articles of Incorporation or Bylaws;
     (e) issue any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for issuances of shares of Common Stock upon the exercise of any currently outstanding options in accordance with their terms;
     (f) purchase any capital assets or make any capital expenditures, in either case, other than pursuant to existing contractual commitments, purchase any business, purchase any stock of any corporation, or merge or consolidate with any person;
     (g) sell, lease, license, encumber or otherwise dispose of any assets or properties, other than in the ordinary course of business consistent with past practice,

which sales, leases, licenses, encumbrances or other dispositions of assets other than inventory, in any event, are not material to the Company;
     (h) incur, assume, or guarantee any indebtedness for money borrowed other than borrowings incurred for working capital purposes under the Company’s existing revolving credit facility;
     (i) enter into any new Employee Plan or program or severance or employment agreement, modify in any respect any existing Employee Plan or program (except as required by law) or any existing employment or severance agreement, or, except as required under existing agreements, grant any increases in compensation or benefits of any employee, officer or director of the Company;
     (j) enter into any collective bargaining agreement or enter into any substantive negotiations with respect to any collective bargaining agreement, except as required by law;
     (k) change or modify in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;
     (l) enter into any new Company Material Contract (other than in the ordinary course of business consistent with past practice), or modify in any respect adverse to the Company any existing Company Material Contract;
     (m) (i) pay, discharge, settle or satisfy any material claims against the Company (including claims of shareholders), liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than (x) the payment, discharge, settlement or satisfaction of such claim, liability or obligation in the ordinary course of business consistent with past practice, (y) modifications, refinancings or renewals of existing indebtedness as permitted by the terms thereof as in effect on the date of this Agreement, or (z) the payment, discharge, settlement or satisfaction of claims, liabilities or obligations reflected or reserved against in the Company Interim Financial Statements (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice;
     (n) enter into any agreement with any of its affiliates;
     (o) (i) relinquish, waive or release any material contractual or other right or claim of the Company, or (ii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any person not an employee of, or consultant or adviser to, the Company or otherwise knowingly dispose of any Trade Secret or Know-How not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process or commercially reasonable disclosures in the ordinary course of business consistent with past practice or pursuant to any existing agreement;

     (p) take any action or omit to take any action that would or is reasonably likely to (i) result in any of the conditions to the Closing set forth in Article VII not being satisfied, or (ii) prevent, materially delay or materially impede the consummation of the Merger; or
     (q) enter into any commitment to do any of the foregoing.
     Section 5.4 Tax Covenant. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that it (i) will not, except in the ordinary course of business consistent with past practice, make any material election relating to Taxes or settle or compromise any liabilities for Taxes that, individually or in the aggregate, are material to the Company, and (ii) will promptly notify the Buyer of the making of any request for extension of the time within which to file any Return.
     Section 5.5 Third-Party Consents. The Company shall use its reasonable best efforts, consistent with United States and foreign laws, to obtain any third-party consents necessary to consummate the Merger. The Company shall promptly notify Buyer of any failure or prospective failure to obtain any such consents and, if requested, shall provide copies of all consents obtained to Buyer.
ARTICLE VI—ADDITIONAL AGREEMENTS
     Section 6.1 No Shopping. From the date hereof until the Effective Time, the Company will not, and will not permit any officer, director, financial adviser, or other agent or representative of the Company, directly or indirectly, to:
     (a) take any action to seek, encourage, initiate or solicit any offer from any person or group to acquire any shares of capital stock of the Company, to merge or consolidate with the Company, or to otherwise acquire any significant portion of the assets of the Company (a “Company Third-Party Acquisition Offer”), or
     (b) with respect to a Company Third-Party Acquisition Offer to acquire, by purchase of capital stock, merger, acquisition of assets or otherwise, any of the outstanding capital stock or assets of the Company, engage in discussions or negotiations concerning a Company Third-Party Acquisition Offer with any person or group, or disclose financial information relating to the Company or any confidential or proprietary trade or business information relating to the business of the Company, or afford access to the properties, books, or records of the Company, or otherwise cooperate in any way with, any person or group that the Company has reason to believe is considering a Company Third-Party Acquisition Offer.
     Section 6.2 Access to Information. From the date of this Agreement until the Effective Time, the Company shall give to Buyer and Buyer’s officers and representatives reasonable access to its premises, books and records, and provide Buyer with such financial and operating data and other information with respect to its business and properties as Buyer shall from time to time reasonably request, including, without limitation, all interim financial data as soon as it becomes available; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company.
     Section 6.3 Amendment of the Company’s Employee Plans. The Company will, effective at or immediately before the Effective Time, cause any Employee Plans that it may have to be amended, to the extent, if any, reasonably requested by Buyer, for the purpose of permitting such Employee Plan to continue to operate in conformity with ERISA and the Code following the Merger or to terminate any such Employee Plans prior to the Merger if requested by Buyer.
     Section 6.4 Employee Benefits. From and after the Effective Time, for purposes of determining eligibility, vesting, and entitlement to vacation and severance benefits for employees actively employed full-time by the Company immediately before the Effective Time under any compensation, severance, welfare, pension, benefit, or savings plan of the Surviving Corporation, Buyer, or any of its affiliates in which active full-time employees of the Company become eligible to participate, service with the Company before the Effective Time shall be credited as if such service had been rendered to the Surviving Corporation, Buyer, or such affiliate.
     Section 6.5 Cooperation. Prior to the Effective Time, to the extent permitted by law, the Company shall (i) confer on a regular and reasonably frequent basis with one or more representatives of Buyer to discuss material operational matters and the general status of the Company’s ongoing operations; (ii) promptly notify Buyer of any significant changes, of which the Company’s executive officers have knowledge, in its business, properties, assets, financial condition or reported or future results of operations; and (iii) promptly provide Buyer (or Buyer’s counsel) with copies of all filings made by it with any state, federal or foreign court, administrative agency, commission or other governmental authority in connection with this Agreement and the transactions contemplated by this Agreement.
     Section 6.6 Satisfaction of Conditions to the Merger; Notification.
     (a) Each of the Company, the Company Shareholders, Buyer and Buyer Subsidiary agrees to use reasonable best efforts promptly to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable after the date of this Agreement, including using reasonable best efforts to cause the conditions to the Closing set forth in Article VII to be satisfied.
     (b) Each of the Company, the Company Shareholders, Buyer and Buyer Subsidiary shall, as promptly as reasonably practicable, give notice to the other of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.1(a) or 7.2(a), as the case may be, would not be satisfied; provided, however, that no notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 6.7 Confidentiality. Each of the Company and Buyer agrees that it shall remain bound by the terms of the Non-Disclosure Agreement dated June 12, 2006 by and between the Company and Buyer (the “Confidentiality Agreement”). Except as otherwise provided in this Agreement, each of the Company Shareholders agrees that it shall, and shall cause its affiliates, attorneys, accountants and agents to, (i) keep the Confidential Information (as defined in the Confidentiality Agreement) secret and retain it in strictest confidence, (ii) not use the Confidential Information except for the purposes of performing its obligations under this Agreement, and (iii) not disclose the Confidential Information to anyone except with Buyer’s express written consent.
     Section 6.8 Tax-Free Reorganization Treatment. The parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto shall, and shall cause its respective subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify.
ARTICLE VII—CONDITIONS TO CLOSING
     Section 7.1 Conditions to Obligation of Buyer and Buyer Subsidiary to Close. The obligation of Buyer and Buyer Subsidiary to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Company and the Company Shareholders under this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as though made on and as of the Effective Time other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by the terms “material” or “Material Adverse Effect” or similar terms of materiality, for purposes of determining whether this Section 7.1(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects).
     (b) Observance and Performance. The Company and the Company Shareholders shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the Effective Time.
     (c) No Adverse Change. Except as otherwise disclosed or contemplated in this Agreement (including the Company Disclosure Schedules), there shall have occurred no Material Adverse Change with regard to Company since the date of the Company Interim Financial Statements.
     (d) Consents of Third Parties. Buyer shall have received duly executed copies of all consents and approvals of third parties to the transactions contemplated hereby referred to in Exhibit B hereto and the consents required from the spouses of those holders of Company Shares if required by the laws of the states of residence of such holders.
     (e) Legal Opinion. Buyer shall have received an opinion, dated the Closing Date, from Fabian & Clendenin, counsel to the Company, substantially in the form attached hereto as Exhibit C.
     (f) Employment Agreements. Each of Brad Walters, Nick Mecham, Hugh Nielsen, David Steed, John Schwartz, and Martin Johnson shall have entered into an employment agreement with Buyer or Surviving Corporation in a form mutually acceptable to the respective parties.
     (h) No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.
     (i) Leased Property. Buyer shall have received consents and estoppel certificates from the landlord of each Real Property Lease in form and substance acceptable to Buyer in its sole discretion.
     (j) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to Buyer and its counsel.
     (k) Escrow Agreement. Buyer, Buyer Subsidiary, Company, Shareholder’s Representative and the Escrow Agent shall have entered into the Escrow Agreement.
     (l) Waiver. Buyer shall have received a waiver and acknowledgement in the form attached hereto as Exhibit D, from the holder of the Preferred Stock.
     (m) Closing Documents. Buyer shall have received such further instruments and documents as may be reasonably required for the Company to consummate the transactions contemplated hereby.
     (n) Reorganization Opinion. Buyer shall have received an opinion from the Company’s tax counsel stating that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and that the Company will recognize no gain or loss as a consequence of the Merger.
     Section 7.2 Conditions to Obligation of the Company to Close. The obligation of the Company to effect closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Buyer and Buyer Subsidiary under this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as though made on and as of the Effective Time other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by the terms “material” or “Material Adverse Effect” or similar terms of materiality, for purposes of determining whether this Section 7.2(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects).
     (b) Observance and Performance. Buyer and Buyer Subsidiary shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the Effective Time.
     (c) Legal Opinion. Company shall have received an opinion, dated the Closing Date, from Faegre & Benson LLP, counsel to the Buyer, substantially in the form attached hereto as Exhibit E.
     (d) No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.
     (e) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to the Company and its counsel.
     (f) Escrow Agreement. Buyer, Company Shareholders’ Representative and the Escrow Agent shall have entered into the Escrow Agreement.
     (g) Closing Documents. Company shall have received such further instruments and documents as may be reasonably required for Buyer to consummate the transactions contemplated hereby.
     (h) Reorganization Opinion. Company shall have received an opinion from the Company’s tax counsel in the form of Exhibit F dated as of the Closing Date.
ARTICLE VIII— SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
     Section 8.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement (and in the Company Disclosure Schedule or any certificate delivered in connection with the Closing) will survive the Closing for a period of one year following the Effective Date. The representations and warranties of the Company Shareholders shall survive until 60 days after the expiration of the applicable statute of limitations. The expiration of the survival period of the representations and warranties provided herein will not affect Buyer’s rights in respect of any claim pursuant to a Claim Notice made by Buyer in a writing received by the Shareholder Representative before expiration of the survival period.
     Section 8.2 Indemnity.
     (a) From and after the Effective Time, the Company Shareholders, severally and not jointly, shall, subject to the limitation set forth in Section 8.4, indemnify Buyer, the Surviving Corporation, each of their representatives and affiliates, and the successors and assigns of each of them (collectively, the “Buyer Indemnified Parties”), from, against, and in respect of all actual losses, payments, debts, liabilities, damages, obligations, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, interest, penalties, and reasonable attorneys’ fees, and all amounts paid in investigation, defense, or settlement of any of the foregoing (collectively, “Damages”), incurred in connection with, resulting from, or arising out of:
     (i) the breach of any representation or warranty of the Company or such Company Shareholder set forth in this Agreement (or in the Company Disclosure Schedule or the certificate delivered in accordance with Section 7.1(a));
     (ii) the nonfulfillment of any unwaived covenant or agreement on the part of the Company or such Company Shareholder set forth in this Agreement.
     (b) The Company Shareholders shall have no liability under Section 8.2(a) until the aggregate of all Damages exceeds $50,000, at which point Buyer and the Surviving Corporation shall be entitled to recover all Damages from the first dollar.
     Section 8.3 Indemnification Procedure.
     (a) If a Buyer Indemnified Party incurs any Damages for which such Buyer Indemnified Party wishes to seek indemnity under this Article 8, then Buyer will notify the Shareholder Representative as soon as practicable specifying the nature of such Damages and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such Damages) (the “Claim Notice”).
     (b) If the Shareholder Representative does not notify Buyer within 45 days from the date on which the Claim Notice is duly given (the “Notice Period”) disputing such claim, then the Company Shareholders will be liable for the amount of any Damages related thereto. If the Shareholder Representative disputes such claim and provides written notice (the “Objection Notice”) to Buyer within the 45-day period, then Buyer and the Shareholder Representative will, within the 30-day period beginning on the date of receipt by Buyer of the Objection Notice, attempt in good faith to agree upon the rights of the respective parties with respect to each of the claims contained in the Objection Notice. If Buyer and the Shareholder Representative succeed in reaching agreement on the parties’ respective rights with respect to any of such claims, Buyer and the Shareholder Representative will promptly prepare and sign a memorandum setting forth such agreement.
     (c) If a Buyer Indemnified Party has a claim against the Company Shareholders that involves a claim or demand being asserted against or sought to be collected from the Buyer Indemnified Party by a third party, then the claims for indemnification by the Buyer Indemnified Party will be asserted and resolved as follows.
     (i) Buyer must send a Claim Notice with respect to such claim to the Shareholder Representative as promptly as practicable following the receipt by the Buyer Indemnified Party of such claim or demand; provided, however, that the failure to notify the Shareholder Representative will not relieve the Company Shareholders from any liability they may have to the Buyer Indemnified Party under this Article 8 unless, and only to the extent that, such failure to notify results in the loss of substantive rights or defenses of the Company Shareholders.
     (ii) The Shareholder Representative must notify Buyer within the Notice Period (A) whether or not the Shareholder Representative disputes the Company Shareholders’ liability to the Buyer Indemnified Party hereunder with respect to such claim or demand, and (B) whether or not the Shareholder Representative desires, at the Company Shareholders’ sole cost and expense, to defend the Buyer Indemnified Party against such claim or demand. If the Shareholder Representative does not notify Buyer within the Notice Period that the Company Shareholders dispute their liability to the Buyer Indemnified Party, then the Company Shareholders will be liable for the amount of any Damages related thereto.
     (iii) If the Shareholder Representative notifies Buyer within the Notice Period that the Shareholder Representative desires to defend the Buyer Indemnified Party against such claim or demand, then, except as provided below, the Shareholder Representative will defend (at the Company Shareholders’ sole cost and expense) the Buyer Indemnified Party by appropriate proceedings, will use commercially reasonable efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid any risk of the Buyer Indemnified Party’s becoming subject to any injunctive or other equitable order for relief or to liability for any other matter, and will control the conduct of such defense; provided, however, that the Shareholder Representative will not be entitled to assume the defense of any such proceeding (i) unless the Shareholder Representative has accepted and assumed in writing the Company Shareholders’ obligation to indemnify the Buyer Indemnified Party with respect to Damages arising from or relating to such proceeding or (ii) if Buyer reasonably believes such proceeding could result in liability in excess of the Escrow Amount in which case Buyer may retain its own counsel (at Buyer’s cost) to represent Buyer and the Company in such proceeding. The Shareholder Representative will not, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed), consent to the entry of any judgment against the Buyer Indemnified Party or enter into any settlement or compromise that does not include, as a term thereof, the giving by the claimant or plaintiff to the Buyer Indemnified Party of an unconditional release (in form and substance reasonably satisfactory to Buyer) from all liability in respect of such claim or litigation. If the defendants in any such claim or demand include both the Company Shareholders and the Buyer Indemnified Party, and Buyer reasonably concludes that there may be legal defenses or rights available to the Buyer Indemnified Party that are different from, in actual or potential conflict with, or additional to those available to the Company Shareholders, then Buyer will have the right to select one law firm, that is reasonably acceptable to the Shareholder Representative, to act at the Company Shareholders’ expense as separate counsel on behalf of the Buyer Indemnified Party. In addition, if Buyer desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense. Should Buyer unreasonably withhold, condition, or delay its consent to the entry of any judgment or to any settlement or compromise that the Shareholder Representative seeks from Buyer as described above in this Section 8.3(c)(iii), the Shareholder Representative shall have the right, upon notice to Buyer, to pay to the Buyer Indemnified Party the full amount of such judgment or settlement, including all interest, costs, or other charges relating thereto, at which time the Buyer Indemnified Party’s rights against the Escrow Amount with respect to any such claim or litigation shall cease.
     (iv) Before the Shareholder Representative settles any claim or demand, the defense of which it has assumed control, the Shareholder Representative will obtain Buyer’s approval, confirmed in writing in accordance with the notice provisions hereof, which approval will not be unreasonably withheld or delayed. If the Shareholder Representative does not assume the defense, then Buyer may proceed with the defense and will provide the Shareholder Representative with the terms of any settlement within a reasonable amount of time to object before Buyer enters into any settlement.
     Section 8.4 Exclusive Remedy. Except with respect to a breach of the representations and warranties of a Company Shareholder in Article IIIA or in the case of fraud, the indemnification provided pursuant to this Article 8 shall be the sole and exclusive remedy hereto for any Damages as a result of, with respect to, or arising out of the representations and warranties contained in this Agreement (or in the Company Disclosure Schedule or the certificate delivered in accordance with Section 7.1(a)). The Buyer Indemnified Parties will have recourse only against the Escrow Fund with respect to indemnification for any such Damages and shall not have any other recourse against any Company Shareholder or any other assets of any Company Shareholder. With respect to a breach of the representations and warranties of a Company Shareholder in Article IIIA, the Buyer Indemnified Parties will have recourse against a breaching Company Shareholder only to the extent of the Merger Consideration actually received by such Company Shareholder calculated by adding such Company Shareholder’s Per Share Initial Cash Consideration, the value of the Per Share Initial

Stock Consideration (calculated using the Buyer’s Average Price), and such Company Shareholder’s pro rata distributions of the Escrow Amount (if any). Nothing in this Section 8.4, however, shall limit any rights or remedies of Buyer or the Surviving Corporation arising out of the breach by a Company Shareholder of any claims against a Company Shareholder in connection with his or her employment relationship with the Surviving Corporation.
     Section 8.5 Shareholder Representative; Power of Attorney.
     (a) The Company Shareholders, by their execution of this Agreement hereby approve the indemnification terms set forth in this Article 8, and approved the selection and authorization of Canopy Ventures I, L.P. as the representative of the Company Shareholders (the “Shareholder Representative”) and ratify, in all respects, the Shareholder Representative’s actions. The obligations of the Company Shareholders with respect to the indemnity provisions of this Article 8 will become effective as to each Company Shareholder at the Effective Time. In addition, by virtue of the execution of this Agreement by the Company Shareholders, the Shareholder Representative will be constituted and appointed as agent and attorney-in-fact for each Company Shareholder for and on behalf of each such Company Shareholder for the purpose of performing and consummating the transactions contemplated by this Agreement and the Escrow Agreement. The appointment of the Shareholder Representative is coupled with an interest and all authority hereby conferred will be irrevocable and the Shareholder Representative is hereby authorized and directed to perform and consummate all of the transactions contemplated by this Agreement and the Escrow Agreement.
     (b) Without limiting the generality of the foregoing, the Company Shareholders, by virtue of their execution of this Agreement, for themselves and their respective heirs, executors, administrators, successors, and assigns, hereby authorize the Shareholder Representative to: (i) give and receive notices and communications pursuant to this Agreement, the Escrow Agreement, and the other transaction documents and to make and receive service of process in any legal action or proceeding arising out of or related to this Agreement, the Escrow Agreement, or the other transaction documents or any of the transactions contemplated hereunder or thereunder, (ii) agree to negotiate, enter into settlements and compromises of, and demand dispute resolution with respect to any dispute, claim, action, suit, or proceeding arising out of this Agreement, the Escrow Agreement, or the other transaction documents, and to comply with orders of courts and awards of arbitrators with respect to such claims, (iii) execute and deliver on their behalf all documents and instruments that may be executed and delivered pursuant to this Agreement, the Escrow Agreement, or the other transaction documents (except for letters of transmittal and stock powers), (iv) appoint or provide for a successor Shareholder Representative, and (v) take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency of the Shareholder Representative may be changed by the Company Shareholders from time to time upon not less than 30 days’ prior written notice to Buyer and the Escrow Agent. Notices or communications to or from the Shareholder Representative will constitute notice to or from each of the Company Shareholders. The Company Shareholders, on a pro rata basis, shall pay the Shareholder Representative’s expenses. If the Shareholder Representative’s expenses have not been paid by the Company Shareholders prior to the termination of the Escrow Fund, such expenses shall be paid to the Shareholder Representative from distributions to the Company Shareholders (if any) from the Escrow Fund.
     Section 8.6 Actions of the Shareholder Representative. A decision, act, consent, or instruction of the Shareholder Representative will constitute a decision, act, consent, or instruction of all the Company Shareholders, and will be final, binding, and conclusive upon each of the Company Shareholders. Buyer may rely upon any decision, act, consent, or instruction of the Shareholder Representative as being the decision, act, consent, or instruction of each and all of the Company Shareholders. The Escrow Agent and Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent, or instruction of the Shareholder Representative.
     Section 8.7 No Duties. Notwithstanding anything to the contrary contained in this Agreement, the Shareholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of the Company or any Shareholder shall otherwise exist against the Shareholder Representative. Except as expressly provided in this Agreement, the Shareholder Representative shall have no duties or responsibilities to Buyer or its affiliates.
     Section 8.8 Notices. The Shareholder Representative shall promptly deliver to each Shareholder any notice received by the Shareholder Representative concerning this Agreement.
     Section 8.9 Liability. Neither the Shareholder Representative nor any agent employed by the Shareholder Representative shall be liable to any Company Shareholder relating to the performance of such Shareholder Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted fraud or were taken or not taken in bad faith. The Shareholder Representative shall be indemnified and held harmless by the Company Shareholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholder Representative is made a party by reason of the fact that the Shareholder Representative was acting as the Shareholder Representative pursuant to this Agreement; provided, however, that the Shareholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholder Representative shall be protected in acting upon any notice, statement or certificate believed by the Shareholder Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. Except in cases of fraud, intentional misconduct or bad faith, neither the Shareholder Representative nor any agent employed by the Shareholder Representative shall be liable to the Buyer or any affiliate of the Buyer by reason of this Agreement or the performance of Shareholder Representative’s duties hereunder or otherwise.

ARTICLE IX—TERMINATION
     Section 9.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time notwithstanding approval of the Merger by the shareholders of the Company:
     (a) by mutual written consent of the Boards of Directors of Buyer and the Company;
       (b) by either Buyer or the Company if (i) any of the conditions to their respective obligations specified in Article VII hereof have not been satisfied or waived prior to August 15, 2006, or (ii) the Merger shall not have been consummated on or before August 15, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure to satisfy any of the conditions specified in Article VII that are required to have been satisfied prior to the Merger or the failure to consummate the Merger.
     Section 9.2 Effect of Termination. In the event of the termination of this Agreement by either Buyer or the Company, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, shareholders or agents, except as provided in Sections 6.8 and 10.3 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement.
ARTICLE X—GENERAL PROVISIONS
     Section 10.1 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto at any time before the Effective Time with respect to any of the terms contained herein.
     Section 10.2 Waiver of Compliance; Consents. Any failure of Buyer or Buyer Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.
     Section 10.3 Expenses. Whether or not the Merger is consummated, all costs and expenses (including without limitation the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

     Section 10.4 Press Releases and Public Announcements. No party other than Buyer shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement, and any public announcement or press release by Buyer prior to the Effective Time shall require the prior approval of the Company both as to the making of such announcement or release and as to the form and content thereof, except to the extent that Buyer is advised by counsel, in good faith, that such announcement or release is required as a matter of law or under the rules of the U.S. Securities and Exchange Commission or The Nasdaq Stock Market and full opportunity for prior consultation is afforded to the Company to the extent practicable.
     Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Company or the Shareholder’s Representative, to it at:

Canopy Ventures I, L.P.
333 South 520 West
Suite 300
Lindon, UT 84042
Telecopy: (801) 229-2458
Telephone: (801) 229-2223
Attention: Brandon Tidwell

with a copy to:

Bradley J. Walters
209 South Windmill Court
Kaysville, UT 84037
Telecopy: (Call first) (801) 593-9377
Telephone: (801) 593-9377
Attention: Brad Walters
E-mail: bwalters@xmission.com

and

Fabian & Clendenin, a Professional Corporation
215 South State Street, #1200
Salt Lake City, Utah 84111
P.O. Box 510210
Salt Lake City, Utah 84151-021
Telecopy: (801) 532-3370 fax
Telephone: (801) 531-8900
Attention: Lisa M. Demmons

(b)	If to Buyer or Buyer Subsidiary, to it at:

Digi International Inc.
11001 Bren Road East
Minnetonka, MN 55343
Telecopy: (952) 912-4998
Telephone: (952) 912-3125
Attention: Subramanian Krishnan, Senior Vice President and Chief Financial Officer

with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Telecopy: (612) 766-1600
Telephone: (612) 766-8408
Attention: James E. Nicholson, Esq.
     Section 10.6 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties.
     Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
     Section 10.8 Certain Definitions. For purposes of this Agreement, the term:
     (a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;
     (b) “Benefit Arrangement” means, with respect to any person, each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, and (ii) covers any employee, former employee (or beneficiary of any employee or former employee) of such person or any subsidiary of such person;

     (c) “Company Disclosure Schedule” means the disclosure schedule of the Company attached hereto, dated as of the date hereof, and forming a part of this Agreement;
     (d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;
     (e) “Employee Plan” means, with respect to any person, each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by such person, any subsidiary of such person or any of their ERISA Affiliates;
     (f) “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;
     (g) “ERISA Affiliates” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code;
     (h) “GAAP” means United States generally accepted accounting principles;
     (i) “knowledge” means, with respect to Company, the actual knowledge of the Company’s directors, Brad Walters, Hugh Nielsen, Damon Darais, Nick Mecham, Andrew Adams and David Steed and, with respect to any other party, means the actual knowledge of the directors and officers of such party and its subsidiaries (if any);
     (j) “Material Adverse Change” and “Material Adverse Effect” mean, with respect to any person, any change or effect that is or is reasonably likely to be materially adverse to the business, operation, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of such person and its subsidiaries (if any) taken as a whole;
     (k) “Merger Consideration” means (i) the aggregate of all Per Share Initial Cash Consideration, plus (ii) the aggregate of all per share Stock Consideration, plus (iii) the aggregate amount of all distributions, if any, from the Escrow Fund, (iv) the Buyer Options.
     (l) “Multiemployer Plan” means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA;
     (m) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d) of the Securities Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

     (n) “Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and “Return” means any one of the foregoing;
     (o) “Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
     (p) “subsidiary” or “subsidiaries” of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries; and
     (q) “Taxes” means all United States federal, state, local, foreign and other net income, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, value added, business enterprise, capital or other taxes, fees, assessments or other charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
     Section 10.9 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (except to the extent such matter is the proper subject of the UBCA, in which event the laws of the State of Utah shall govern) without giving effect to conflict-of-laws principles.
     Section 10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
     Section 10.11 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 10.12 Entire Agreement. This Agreement, including the Company Disclosure Schedule, the Exhibits, and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties in respect of the subject matter set forth herein, other than those expressly set forth or referred to in this Agreement, or the Confidentiality Agreement.
     Section 10.13 Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms hereof will continue in full force and effect and will in no way be affected, impaired, or invalidated.
     Section 10.14 Remedies. Nothing contained herein is intended to or shall be construed so as to limit the remedies which either party may have against the other in the event of a breach of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

     Section 10.15 Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement or the transactions contemplated hereby shall be settled exclusively by arbitration, conducted before a single arbitrator in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association then in effect. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by the arbitrator panel shall be final and binding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Except as otherwise specifically provided in this Agreement, the direct expense of any arbitration proceeding shall be borne equally by the Shareholder’s Representative on the one hand, and Buyer on the other hand.
     Section 10.16 Further Assurances. Upon reasonable request, from time to time, each party agrees that it shall (or direct its employees to, if applicable) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of the other party to protect or record the right or title of the Surviving Corporation to the Company’s assets or to aid in the prosecution or defense of any rights arising therefrom, all without further consideration other than reimbursement of reasonable out-of-pocket expenses.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

COMPANY SHAREHOLDERS:

MaxStream, Inc.		Canopy Ventures I, L.P. By Canopy Venture Partners, LLC, its general partner

By:	/s/ Bradley J. Walters	By:	/s/ Ron Heinz

	Name: Bradley J. Walters		Name: Ron Heinz

	Title: Chief Executive Officer and		Title: Managing Director

President

Digi International Inc.		By:	/s/ Bradley J. Walters

Name: Bradley J. Walters

By:	/s/ Subramanian Krishnan	By:	/s/ Hugh C. Nielsen

	Name: Subramanian Krishnan		Name: Hugh C. Nielsen
Title: Sr. Vice President and Chief
Financial Officer

Ocean Acquisition Sub Inc.		By:	/s/ David Steed, Jr.

Name: David Steed, Jr.

By:	/s/ Subramanian Krishnan	By:	/s/ Jan Finlinson

	Name: Subramanian Krishnan		Name: Jan Finlinson
Title: Treasurer and Secretary

		By:	/s/ Nicholas Mecham

Name: Nicholas Mecham

		By:	/s/ Martin Johnson

Name: Martin Johnson

		By:	/s/ John Schwartz

Name: John Schwartz
[signature page to Agreement and Plan of Merger]

INDEX OF DEFINED TERMS

1933 Act	Section 3A.3
affiliate	Section 10.8(a)
Agreement	Preamble
Arbitrator	Section 2.2(d)
Articles of Merger	Section 1.3
Benefit Arrangement	Section 10.8(b)
Buyer	Preamble
Buyer Indemnified Parties	Section 8.2(a)
Buyer Shares	Section 2.1(a)
Buyer Subsidiary	Preamble
Buyer’s Average Price	Section 2.1(a)(x)
Cash Escrow Amount	Section 2.4(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.4(b)
Certificates of Merger	Section 1.3
Claim Notice	Section 8.3(a)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Working Capital	Section 2.2(l)
Closing Working Capital Statement	Section 2.2(b)
Code	Preamble
Common Stock	Section 2.1(b)
Company	Preamble
Company Disclosure Schedule	Section 10.8(d)
Company Financial Statements	Section 3.6
Company Interim Financial Statements	Section 3.6
Company Material Contracts	Section 3.17
Company Option	Section 2.3
Company Shares	Section 2.1(b)
Company Shareholders	Preamble
Company Third-Party Acquisition Offer	Section 6.1(a)
Confidentiality Agreement	Section 6.7
Confidential Information	Section 3.13(b)(xii)
Constituent Corporations	Preamble
control, controlled by and under common control with	Section 10.8(d)
Copyright	Section 3.13(a)
Current Assets	Section 2.2(j)
Current Liabilities	Section 2.2(k)
Damages	Section 8.2(a)
DGCL	Section 1.3
Effective Time	Section 1.3
Employee Plan	Section 10.8(e)
Environmental Laws	Section 3.15(a)
Environmental Liabilities	Section 3.15(c)

ERISA	Section 10.8(f)
ERISA Affiliates	Section 10.8(g)
Escrow Agent	Section 2.4(g)
Escrow Agreement	Section 2.4(a)
Escrow Amount	Section 2.4(a)
Fully Diluted Shares	Section 2.1(b)(i)
GAAP	Section 10.8(h)
Intellectual Property	Section 3.13(a)
Internal Software Systems	Section 3.13(a)
Know-How	Section 3.13(a)
knowledge	Section 10.8(j)
Leased Property	Section 3.11(b)
Licensed Intellectual Property	Section 3.13(a)
Liens	Section 3.11(b)
Liquidation Preference	Section 2.1(a)
Material Adverse Change	Section 10.8(j)
Material Adverse Effect	Section 10.8(j)
Material Transaction	Section 2A.5
Merger	Preamble
Merger Consideration	Section 10.8(k)
Multiemployer Plan	Section 10.8(l)
Non-Owned Intellectual Property	Section 3.13(a)
Notice of Disagreement	Section 2.2(c)
Notice Period	Section 8.3(b)
Objection Notice	Section 8.3(b)
Option Consideration	Section 2.3
Owned Intellectual Property	Section 3.13(a)
patent	Section 3.13(a)
Per Share Initial Cash Consideration	Section 2.1(b)(i)
Per Share Initial Stock Consideration	Section 2.1(b)(ii)
Permits	Section 3.5(b)
person	Section 10.8(m)
Preferred Stock	Section 2.1(a)
Real Property Leases	Section 3.11(b)
Registrable Shares	Section 2A.1
Registration Period	2A.2(a)
Registration Statement	Section 2A.1
Returns	Section 10.8(n)
SEC	Section 2A.1
SEC Reports	Section 4.9(a)
Securities Exchange Act	Section 10.8(o)
Shareholder Representative	Section 8.5(a)
Software Products	Section 3.13(a)
subsidiary or subsidiaries	Section 10.8(p)
Surviving Corporation	Section 1.1
Suspension Period	Section 2A.5

2

Taxes	Section 10.8(q)
Third Party Licenses	Section 3.13(a)
Trade Secrets	Section 3.13(a)
Trademark	Section 3.13(a)
UBCA	Section 1.3
Working Capital	Section 2.2(i)
Working Capital Target	Section 2.2(m)

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